RenaissanceRe Reports Record Annual Operating Income of $796.1 Million for 2006 or $11.05 Per Common Share; Record Annual Net Income of $761.6 Million or $10.57 Per Common Share.

Operating Income of $198.6 Million for the Fourth Quarter of 2006 or $2.74 Per Common Share; Net Income of $201.1 Million or $2.78 Per Common Share.

Book Value per Common Share Increases 40.2% in 2006.

Pembroke, Bermuda, February 6, 2007 -- RenaissanceRe Holdings Ltd. (NYSE: RNR) today reported $198.6 million in fourth quarter operating income available to common shareholders compared to a $206.9 million operating loss attributable to common shareholders in the fourth quarter of 2005. Operating income excludes net realized investment gains of $2.5 million and net realized investment losses of $3.5 million in the fourth quarters of 2006 and 2005, respectively. Operating income per common share was $2.74 in the fourth quarter of 2006, compared to an operating loss per common share of $2.92 in the fourth quarter of 2005. Net income available to common shareholders was $201.1 million or $2.78 per common share in the fourth quarter of 2006, compared to a net loss attributable to common shareholders of $210.4 million or $2.97 per common share for the same quarter of 2005.

The Company generated an operating return on average common equity of 33.3% in the fourth quarter of 2006, compared to a negative 44.2% operating return on average common equity in the fourth quarter of 2005. The Company’s book value per common share increased by 7.9% in the fourth quarter of 2006, compared to a 12.4% decrease in the fourth quarter of 2005. The Company’s fourth quarter 2006 results benefited significantly from light insured catastrophe loss activity compared to the fourth quarter of 2005.

Neill A. Currie, CEO, commented: ‘‘I am pleased to report record full year earnings, resulting in a 40% increase in book value per common share, and an operating return on equity of approximately 38%. These record earnings are a result of a low level of catastrophe losses and the extraordinary performance of our team. In particular, we supported our clients by providing needed capacity in a highly dislocated U.S. property cat market, further strengthening our franchise.’’

Mr. Currie added: ‘‘We are seeing signs of softening in several of our markets, and recognize that discipline will be critical for long-term success. We also recognize the uncertainty created by recent legislative changes in Florida, which will reduce demand for some of our products. We are responding as we have in past cycles -- by shrinking in areas that do not meet our standards and growing in areas that we find attractive. Overall, we are now expecting our top line to be down slightly in 2007 versus 2006. In terms of our prospects, we have a strong track record of successfully navigating such markets and are well positioned to do so once again.’’

Effective with this earnings release we are publishing a quarterly Financial Supplement. Please refer to the Company’s website at www.renre.com for a copy of the Financial Supplement which includes additional information on the Company’s financial performance.

2007 PREMIUM FORECASTS

The Company is revising its annual premium forecast for its catastrophe unit. Previously, the Company forecast over 15% growth in managed catastrophe premiums for 2007, compared to 2006 managed catastrophe premiums, net of fully-collateralized joint ventures. The Company currently expects its managed catastrophe premiums, net of fully collateralized joint ventures, to be down approximately 5% for 2007. The Company currently continues to expect its Individual Risk and specialty reinsurance premiums to be essentially flat in 2007, compared to 2006.

FOURTH QUARTER 2006 HIGHLIGHTS

Underwriting Results

Gross premiums written for the fourth quarter of 2006 were $195.0 million, a $93.6 million decrease from the fourth quarter of 2005. The decrease was principally driven by a lack of significant loss related premium in the fourth quarter of 2006. In the fourth quarter of 2005, the Company generated $71.3 million of loss related premium attributable to the 2005 large hurricanes. As described in more detail below, the Company generated $177.3 million of underwriting income and had a combined ratio of 53.4% in the fourth quarter of 2006, compared to a $343.7 million underwriting loss and 183.0% combined ratio in the fourth quarter of 2005. The underwriting loss in 2005 was driven by Hurricane Wilma which occurred in the fourth quarter of 2005 and resulted in a $434.6 million underwriting loss for the quarter ($313.9 million net negative impact). The Company experienced $29.9 million of favorable development on prior year reserves in the fourth quarter of 2006, compared to $4.8 million of adverse development in the fourth quarter of 2005.

Reinsurance Segment

Gross premiums written for the Company’s Reinsurance segment decreased $103.9 million to $51.7 million in the fourth quarter of 2006, compared to $155.6 million in the fourth quarter of 2005, primarily due to a lack of significant loss related premium in the fourth quarter of 2006. In the fourth quarter of 2005, the Company’s Reinsurance segment generated $92.3 million of loss related premium, including $21.0 million assumed from the Individual Risk segment, attributable to the 2005 large hurricanes.

The Reinsurance segment generated $140.7 million of underwriting income and had a combined ratio of 42.4% in the fourth quarter of 2006, compared to a $308.2 million underwriting loss and 199.4% combined ratio in the fourth quarter of 2005. The underwriting loss in the fourth quarter of 2005 was driven by Hurricane Wilma which resulted in a $379.4 million underwriting loss ($258.6 million net negative impact). The Reinsurance segment experienced $25.5 million of favorable development on prior year reserves in the fourth quarter of 2006, compared to $5.9 million of adverse development in the fourth quarter of 2005. The favorable development in 2006 was principally attributable to lower than expected claims emergence in the Company’s specialty reinsurance unit.

Individual Risk Segment

Gross premiums written for the Company’s Individual Risk segment decreased $12.3 million to $141.6 million in the fourth quarter of 2006, compared to $153.9 million in the fourth quarter of 2005. The decrease was primarily due to a decrease in quota share personal lines property premium. The Company elected earlier in 2006 to reduce its quota share personal lines property capacity and redeploy this capacity to property catastrophe excess of loss reinsurance in the Company’s Reinsurance segment, where the Company found the pricing and terms more attractive.

The Individual Risk segment generated $36.6 million of underwriting income and had a combined ratio of 73.1% in the fourth quarter of 2006, compared to a $35.5 million underwriting loss and 134.0% combined ratio in the fourth quarter of 2005. The underwriting loss in the fourth quarter of 2005 was driven by Hurricane Wilma which resulted in a $55.3 million underwriting loss ($55.3 million net negative impact).

Other Items

•	Net investment income increased $24.1 million to $83.2 million in the fourth quarter of 2006 as a result of an increase in the Company’s average invested assets, combined with higher yields on the Company’s portfolio of fixed maturity investments available for sale and short term investments. Other investments, which include private equity and hedge fund investments, contributed $15.3 million to the Company’s fourth quarter 2006 net investment income compared to $12.4 million in the fourth quarter of 2005.

•	Corporate expenses of $8.0 million were incurred during the fourth quarter of 2006, compared to $30.0 million in the fourth quarter of 2005. The decrease in such expenses is due in part to the difference in costs incurred related to the Company’s internal review and the ongoing investigations into the Company and certain of its present and former executive officers by governmental authorities. These costs totaled $2.2 million in the fourth quarter of 2006, compared to $10.2 million in the fourth quarter of 2005. The fourth quarter of 2005 was also impacted by $13.3 million of compensation expense incurred due to the accelerated vesting of the Company’s former Chairman and CEO’s previously unvested equity grants upon his departure from the Company in that period.

•	The Company’s cash flows from operations were $253.0 million for the fourth quarter of 2006, compared to a net outflow of $206.8 million for the fourth quarter of 2005.

•	In December 2006, the Company raised $300.0 million through the issuance of 12 million Series D preference shares. On December 15, 2006, the Company submitted redemption notices to the holders of its Series A preference shares to redeem such shares for $25 per share plus accrued and unpaid dividends thereon. Subsequent to December 31, 2006, the Company has redeemed all of the 6 million Series A preference shares for $150.0 million plus accrued and unpaid dividends thereon.

•	On January 25, 2007, the Company called for redemption all 100,000 of its issued and outstanding 8.54% trust preferred capital securities concurrently with the redemption of the Company’s underlying 8.54% Junior Subordinated Deferrable Interest Debentures. The redemption is expected to take place on March 1, 2007. The aggregate redemption price (including accrued and unpaid dividends up to, but excluding, March 1, 2007) to be paid for the securities to be redeemed, excluding securities owned by the Company, will be approximately $91.9 million.

•	On December 28, 2006, the remaining balance of $40.0 million was drawn down on the $200.0 million revolving credit facility of DaVinciRe.

•	The Company currently expects European windstorm Kyrill will have a net negative impact on its first quarter 2007 results of approximately $50.0 million. This preliminary estimate is based on a review of exposed contracts and the Company’s estimates of losses to those contracts and is subject to change as more information is reported and becomes available. The net negative impact is all attributable to the Company’s Reinsurance segment.

Regulatory Update - Settlement of SEC Investigation

On February 6, 2007, the Company also announced that the Securities and Exchange Commission (‘‘SEC’’) had accepted the Company’s previously announced offer of settlement in connection with the SEC’s investigation relating to the Company’s restatement of its financial statements for the years ended December 31, 2001, 2002 and 2003. Pursuant to the terms of the settlement, which was unchanged from the settlement-in-principle previously disclosed, the Company has consented, without admitting or denying any wrongdoing, to entry of a final judgment enjoining future violations of certain provisions of the federal securities laws and ordering the Company to pay disgorgement of $1 and a civil penalty of $15 million. In addition, the Company will retain an independent consultant to review certain of the Company’s internal controls, policies and procedures as well as the design and implementation of the prior review conducted by the independent counsel who reported to the non-executive members of the Company’s Board of Directors, and certain additional procedures performed by the Company’s auditors in connection with their audit of the Company’s financial statements for the fiscal year ended December 31, 2004. The amount of the monetary penalty has been previously provided for.

The SEC settlement does not dispose of the consolidated securities class action lawsuit pending against the Company and certain of its current and former officers. This class action lawsuit, if adversely determined or resolved, could subject the Company to a material loss.

FULL YEAR 2006 HIGHLIGHTS

For the year ended December 31, 2006, the Company reported net operating income available to common shareholders of $796.1 million, compared to a net operating loss attributable to common shareholders of $274.5 million in 2005. Net operating income (loss) excludes net realized investment losses of $34.5 million and $7.0 million for 2006 and 2005, respectively. Net operating income per common share was $11.05 in 2006, compared to a net operating loss per common share of $3.89 in 2005. Net income available to common shareholders was $761.6 million or $10.57 per common share in 2006, compared to a net loss attributable to common shareholders of $281.4 million or a net loss of $3.99 per common share for 2005.

The Company generated an operating return on average common equity of 37.9% for the year, compared to a negative 13.3% operating return on average common equity in 2005. The Company’s book value per common share increased 40.2% in 2006, compared to an 18.8% decrease in 2005. The Company’s 2006 results benefited significantly from light insured catastrophe loss activity compared to 2005.

Underwriting Results

Gross premiums written for 2006 were $1,943.6 million, a $134.5 million increase from 2005. The increase was principally driven by growth in the Company’s property catastrophe premium within the Company’s Reinsurance segment. As described in more detail below, the Company generated $693.3 million of underwriting income and had a combined ratio of 54.7% in 2006, compared to a $556.4 million underwriting loss and 139.7% combined ratio in 2005. The underwriting loss in 2005 was principally driven by Hurricanes Katrina, Rita and Wilma which occurred in 2005 and resulted in a $1,136.9 million underwriting loss ($891.9 million net negative impact). The Company experienced $136.6 million of favorable development on prior year reserves in 2006, compared to $241.5 million of favorable development in 2005. The favorable development in 2006 was principally attributable to lower than expected claims emergence in the Company’s specialty reinsurance unit.

Reinsurance Segment

Gross premiums written for the Company’s Reinsurance segment increased $118.2 million to $1,321.2 million in 2006, compared to $1,203.0 million in 2005, primarily due to a significant increase in the Company’s property catastrophe premium and partially offset by a decrease in the Company’s specialty reinsurance premium. For the year, the Company’s managed catastrophe premium, net of fully collateralized joint ventures, and its specialty premium, totaled $971.8 million and $222.0 million, respectively, compared to $791.9 million and $427.4 million, respectively, in 2005. Included in the Company’s 2005 managed catastrophe premium, net of fully collateralized joint ventures, and its 2005 specialty reinsurance premium, is $115.0 million and $38.4 million of loss related premium, respectively, related to the 2005 large hurricanes.

The Reinsurance segment generated $636.2 million of underwriting income and had a combined ratio of 34.5% in 2006, compared to a $461.5 million underwriting loss and 148.7% combined ratio in 2005. The underwriting loss in 2005 was principally driven by Hurricanes Katrina, Rita and Wilma which resulted in a $996.8 million underwriting loss ($751.8 million net negative impact). The Company experienced $125.2 million of favorable development on prior year reserves in 2006, compared to $231.3 million of favorable development in 2005. The favorable development in 2006 was principally attributable to lower than expected claims emergence in the Company’s specialty reinsurance unit.

Individual Risk Segment

Gross premiums written for the Company’s Individual Risk segment increased $38.0 million to $689.4 million in 2006, compared to $651.4 million in 2005. The increase was primarily due to an increase in commercial property premium, which more than offset a decrease in personal lines property premium. The Company elected to reduce its quota share personal lines property capacity in 2006 and redeploy this capacity to property catastrophe excess of loss reinsurance in the Company’s Reinsurance segment, where it found the pricing and terms more attractive.

The Individual Risk segment generated $57.0 million of underwriting income and had a combined ratio of 89.8% in 2006, compared to a $94.8 million underwriting loss and 120.8% combined ratio in 2005. The underwriting loss in 2005 was principally driven by Hurricanes Katrina, Rita and Wilma which resulted in a $140.1 million underwriting loss ($140.1 million net negative impact).

Other Items

•	Net investment income increased $100.9 million to $318.1 million for 2006, as a result of an increase in the Company’s average invested assets, combined with higher yields on the Company’s portfolio of fixed maturity investments available for sale and short term investments. Other investments, which include private equity and hedge fund investments, contributed $65.7 million to the Company’s net investment income in 2006 compared to $59.3 million in 2005.

•	Corporate expenses of $24.4 million were incurred during 2006, compared to $71.8 million in 2005. The decrease in such expenses is due in part to the difference in costs incurred related to the Company’s internal review and the ongoing investigations into the Company and certain of its present and former executive officers by governmental authorities. These costs totaled $5.3 million in 2006 compared to $39.7 million in 2005. As noted above, the Company also incurred $13.3 million of compensation expense in 2005 related to the departure of the Company’s former Chairman and CEO in the fourth quarter of 2005.

•	The Company’s cash flows from operations were $813.3 million in 2006, compared to $335.6 million in 2005.

This press release includes certain non-GAAP financial measures including ‘‘operating income (loss) available (attributable) to common shareholders,’’ ‘‘operating income (loss) available (attributable) to common shareholders per common share – diluted,’’ ‘‘operating return on average common equity, annualized,’’ ‘‘managed catastrophe premiums’’ and ‘‘managed catastrophe premiums, net of fully-collateralized joint ventures.’’ A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.

Please refer to the RenaissanceRe Holdings Ltd. Financial Supplement December 31, 2006, which is posted on the Company’s website at www.renre.com, for additional information on the Company’s financial performance. RenaissanceRe Holdings Ltd. will host a conference call on Wednesday, February 7, 2007 at 9:00 a.m. (EST) to discuss this release. Live broadcast of the conference call will be available through the Investor Section of RenaissanceRe’s website at www.renre.com.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under ‘‘Safe Harbor’’ Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company’s future business prospects. These statements may be considered ‘‘forward-looking.’’ These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the quarters ending March 31, 2006, June 30, 2006 and September 30, 2006.

INVESTOR CONTACT:	MEDIA CONTACT:
Todd R. Fonner	David Lilly or Dawn Dover
Senior Vice President	Kekst and Company
RenaissanceRe Holdings Ltd.	(212) 521-4800
(441) 239-4801

RenaissanceRe Holdings Ltd. and Subsidiaries
Summary Consolidated Statements of Operations
For the three and twelve months ended December 31, 2006 and 2005
(in thousands of United States Dollars, except per share amounts)
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenues
Gross premiums written	$194,952	$288,522	$1,943,647	$1,809,128
Net premiums written	$156,846	$249,481	$1,529,620	$1,543,287
Decrease (increase) in unearned premiums	223,242	164,626	157	(140,578)
Net premiums earned	380,088	414,107	1,529,777	1,402,709
Net investment income	83,233	59,126	318,106	217,252
Net foreign exchange (losses) gains	(1,715)	(4,394)	(3,293)	5,183
Equity in earnings of other ventures	8,624	5,271	34,528	28,259
Other (loss) income	(4,160)	11,032	(3,917)	9,466
Net realized gains (losses) on investments	2,489	(3,548)	(34,464)	(6,962)
Total revenues	468,559	481,594	1,840,737	1,655,907
Expenses
Net claims and claim expenses incurred	97,280	662,480	446,230	1,635,656
Acquisition expenses	73,288	74,557	280,697	237,594
Operational expenses	32,235	20,759	109,586	85,838
Corporate expenses	7,987	29,965	24,418	71,813
Interest expense	8,439	7,710	37,602	28,218
Total expenses	219,229	795,471	898,533	2,059,119
Income (loss) before minority interest and taxes	249,330	(313,877)	942,204	(403,212)
Minority interest – DaVinciRe Holdings	(38,665)	112,138	(144,159)	156,449
Income (loss) before taxes	210,665	(201,739)	798,045	(246,763)
Income tax expense	(42)	—	(935)	—
Net income (loss)	210,623	(201,739)	797,110	(246,763)
Dividends on preference shares	(9,488)	(8,663)	(35,475)	(34,650)
Net income (loss) available (attributable) to common shareholders	$201,135	$(210,402)	$761,635	$(281,413)
Operating income (loss) available (attributable) to common shareholders per Common Share – diluted (1), (2)	$2.74	$(2.92)	$11.05	$(3.89)
Net income (loss) available (attributable) to common shareholders per Common Share – basic	$2.83	$(2.97)	$10.72	$(3.99)
Net income (loss) available (attributable) to common shareholders per Common Share – diluted (2)	$2.78	$(2.97)	$10.57	$(3.99)
Average shares outstanding – basic	71,178	70,793	71,064	70,592
Average shares outstanding – diluted (2)	72,467	70,793	72,073	70,592
Net claims and claim expense ratio	25.6%	160.0%	29.2%	116.6%
Expense ratio	27.8%	23.0%	25.5%	23.1%
Combined ratio	53.4%	183.0%	54.7%	139.7%
Operating return on average common equity, annualized (1)	33.3%	(44.2%)	37.9%	(13.3%)

(1)	Excludes net realized gains (losses) on investments (see – Comments on Regulation G).

(2)	In accordance with FAS 128, earnings per share calculations use average common shares outstanding – basic, when in a net loss position.

RenaissanceRe Holdings Ltd. and Subsidiaries
Summary Consolidated Balance Sheets
(in thousands of United States Dollars, except per share amounts)

	At
	December 31, 2006	December 31, 2005
	Unaudited	Audited
Assets
Fixed maturity investments available for sale, at fair value	$3,111,930	$2,872,294
Short term investments, at cost	2,410,971	1,653,618
Other investments, at fair value	592,829	586,467
Investments in other ventures, under equity method	227,075	178,774
Total investments	6,342,805	5,291,153
Cash and cash equivalents	214,399	174,001
Premiums receivable	419,150	363,105
Ceded reinsurance balances	133,971	57,134
Losses recoverable	301,854	673,190
Accrued investment income	41,234	25,808
Deferred acquisition costs	106,918	107,951
Other assets	208,695	178,919
Total assets	$7,769,026	$6,871,261
Liabilities, Minority Interest and Shareholders’ Equity
Liabilities
Reserve for claims and claim expenses	$2,098,155	$2,614,551
Reserve for unearned premiums	578,424	501,744
Debt	450,000	500,000
Subordinated obligation to capital trust	103,093	103,093
Reinsurance balances payable	395,083	292,307
Other liabilities	213,490	142,815
Total liabilities	3,838,245	4,154,510
Minority interest – DaVinciRe Holdings	650,284	462,911
Shareholders’ Equity
Preference shares	800,000	500,000
Common shares and additional paid-in capital	356,263	351,285
Accumulated other comprehensive income	25,217	4,760
Retained earnings	2,099,017	1,397,795
Total shareholders’ equity	3,280,497	2,253,840
Total liabilities, minority interest and shareholders’ equity	$7,769,026	$6,871,261
Book value per common share	$34.38	$24.52
Common shares outstanding	72,140	71,523

RenaissanceRe Holdings Ltd. and Subsidiaries
Supplemental Financial Data — Segment Information (Cont’d.)
(in thousands of United States Dollars)
(Unaudited)

	Three months ended December 31, 2006
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$51,719	$141,601	$1,632	$—	$194,952
Net premiums written	$52,026	$104,820		—	$156,846
Net premiums earned	$244,273	$135,815		—	$380,088
Net claims and claim expenses incurred	54,183	43,097		—	97,280
Acquisition expenses	27,837	45,451		—	73,288
Operational expenses	21,603	10,632		—	32,235
Underwriting income	$140,650	$36,635		—	177,285
Net investment income				83,233	83,233
Equity in earnings of other ventures				8,624	8,624
Other loss				(4,160)	(4,160)
Interest and preference share dividends				(17,927)	(17,927)
Minority interest – DaVinciRe Holdings				(38,665)	(38,665)
Other items, net				(9,744)	(9,744)
Net realized gains on investments				2,489	2,489
Net income available to common shareholders				$23,850	$201,135
Net claims and claim expenses incurred – current accident year	$79,666	$47,507			$127,173
Net claims and claim expenses incurred – prior accident years	(25,483)	(4,410)			(29,893)
Net claims and claim expenses incurred – total	$54,183	$43,097			$97,280
Net claims and claim expense ratio – current accident year	32.6%	35.0%			33.5%
Net claims and claim expense ratio – prior accident years	(10.4%)	(3.2%)			(7.9%)
Net claims and claim expense ratio – calendar year	22.2%	31.8%			5.6%
Underwriting expense ratio	20.2%	41.3%			27.8%
Combined ratio	42.4%	73.1%			53.4%

(1)	Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries
Supplemental Financial Data — Segment Information (Cont’d.)
(in thousands of United States Dollars)
(Unaudited)

	Three months ended December 31, 2005
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written (1)	$155,604	$153,918	$(21,000)	$—	$288,522
Net premiums written	$137,093	$112,388		—	$249,481
Net premiums earned	$309,849	$104,258		—	$414,107
Net claims and claim expenses incurred	572,393	90,087		—	662,480
Acquisition expenses	30,196	44,361		—	74,557
Operational expenses	15,466	5,293		—	20,759
Underwriting loss	$(308,206)	$(35,483)		—	(343,689)
Net investment income				59,126	59,126
Equity in earnings of other ventures				5,271	5,271
Other income				11,032	11,032
Interest and preference share dividends				(16,373)	(16,373)
Minority interest - DaVinciRe Holdings				112,138	112,138
Other items, net				(34,359)	(34,359)
Net realized losses on investments				(3,548)	(3,548)
Net income (loss) available (attributable) to common shareholders				$133,287	$(210,402)
Net claims and claim expenses incurred - current accident year	$566,456	$91,215			$657,671
Net claims and claim expenses incurred - prior accident years	5,937	(1,128)			4,809
Net claims and claim expenses incurred - total	$572,393	$90,087			$662,480
Net claims and claim expense ratio - current accident year	182.8%	87.5%			158.8%
Net claims and claim expense ratio - prior accident years	1.9%	(1.1%)			1.2%
Net claims and claim expense ratio - calendar year	184.7%	86.4%			160.0%
Underwriting expense ratio	14.7%	47.6%			23.0%
Combined ratio	199.4%	134.0%			183.0%

(1)	Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries
Supplemental Financial Data — Segment Information (cont’d.)
(in thousands of United States Dollars)
(Unaudited)

	Twelve months ended December 31, 2006
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written (1)	$1,321,163	$689,392	$(66,908)	$—	$1,943,647
Net premiums written	$1,039,103	$490,517		—	$1,529,620
Net premiums earned	$972,017	$557,760		—	$1,529,777
Net claims and claim expenses incurred	148,052	298,178		—	446,230
Acquisition expenses	115,324	165,373		—	280,697
Operational expenses	72,405	37,181		—	109,586
Underwriting income	$636,236	$57,028		—	693,264
Net investment income				318,106	318,106
Equity in earnings of other ventures				34,528	34,528
Other loss				(3,917)	(3,917)
Interest and preference share dividends				(73,077)	(73,077)
Minority interest - DaVinciRe Holdings				(144,159)	(144,159)
Other items, net				(28,646)	(28,646)
Net realized losses on investments				(34,464)	(34,464)
Net income available to common shareholders				$68,371	$761,635
Net claims and claim expenses incurred - current accident year	$273,286	$309,502			$582,788
Net claims and claim expenses incurred - prior accident years	(125,234)	(11,324)			(136,558)
Net claims and claim expenses incurred - total	$148,052	$298,178			$446,230
Net claims and claim expense ratio - current accident year	28.1%	55.5%			38.1%
Net claims and claim expense ratio - prior accident years	(12.9%)	(2.0%)			(8.9%)
Net claims and claim expense ratio - calendar year	15.2%	53.5%			29.2%
Underwriting expense ratio	19.3%	36.3%			25.5%
Combined ratio	34.5%	89.8%			54.7%

(1)	Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries
Supplemental Financial Data — Segment Information
(in thousands of United States Dollars)
(Unaudited)

	Twelve months ended December 31, 2005
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written (1)	$1,202,975	$651,430	$(45,277)	$—	$1,809,128
Net premiums written	$1,024,010	$519,277		—	$1,543,287
Net premiums earned	$947,389	$455,320		—	$1,402,709
Net claims and claim expenses incurred	1,252,644	383,012		—	1,635,656
Acquisition expenses	92,763	144,831		—	237,594
Operational expenses	63,522	22,316		—	85,838
Underwriting loss	$(461,540)	$(94,839)		—	(556,379)
Net investment income				217,252	217,252
Equity in earnings of other ventures				28,259	28,259
Other income				9,466	9,466
Interest and preference share dividends				(62,868)	(62,868)
Minority interest - DaVinciRe Holdings				156,449	156,449
Other items, net				(66,630)	(66,630)
Net realized losses on investments				(6,962)	(6,962)
Net income (loss) available (attributable) to common shareholders				$274,966	$(281,413)
Net claims and claim expenses incurred - current accident year	$1,483,981	$393,137			$1,877,118
Net claims and claim expenses incurred - prior accident years	(231,337)	(10,125)			(241,462)
Net claims and claim expenses incurred - total	$1,252,644	$383,012			$1,635,656
Net claims and claim expense ratio - current accident year	156.6%	86.3%			133.8%
Net claims and claim expense ratio - prior accident years	(24.4%)	(2.2%)			(17.2%)
Net claims and claim expense ratio - calendar year	132.2%	84.1%			116.6%
Underwriting expense ratio	16.5%	36.7%			23.1%
Combined ratio	148.7%	120.8%			139.7%

(1)	Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries
Supplemental Financial Data — Gross Premiums Written Analysis
(in thousands of United States Dollars)
(Unaudited)

	Three months ended		Twelve months ended
Reinsurance Segment	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Renaissance catastrophe premiums	$20,630	$84,133	$773,638	$573,393
Renaissance specialty premiums	28,164	35,457	198,111	402,207
Total Renaissance premiums	48,794	119,590	971,749	975,600
DaVinci catastrophe premiums	2,554	36,021	325,476	202,180
DaVinci specialty premiums	371	(7)	23,938	25,195
Total DaVinci premiums	2,925	36,014	349,414	227,375
Total Reinsurance premiums	$51,719	$155,604	$1,321,163	$1,202,975
Total specialty premiums (1)	$28,535	$35,450	$222,049	$427,402
Total catastrophe premiums	$23,184	$120,154	$1,099,114	$775,573
Catastrophe premiums written on behalf of our joint venture, Top Layer Re (2)	—	—	51,244	59,908
Catastrophe premiums assumed from the Individual Risk segment	1,632	(21,000)	(64,573)	(43,594)
Total managed catastrophe premiums (3)	24,816	99,154	1,085,785	791,887
Managed premiums assumed for fully-collateralized joint ventures – Renaissance	280	—	(102,687)	—
Managed premiums assumed for fully-collateralized joint ventures – DaVinci	42	—	(11,290)	—
Total managed catastrophe premiums, net of fully-collateralized joint ventures (3)	$25,138	$99,154	$971,808	$791,887

(1)	Total specialty premiums written includes $nil and $2.3 million of premiums assumed from the Individual Risk segment for the three and twelve months ended December 31, 2006, respectively, and $nil and $1.7 million of premiums assumed from the Individual Risk segment for the three and twelve months ended December 31, 2005, respectively.

(2)	Top Layer Re is accounted for under the equity method of accounting.

(3)	See Comments on Regulation G.

	Three months ended		Twelve months ended
Individual Risk Segment	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Commercial multi-line	$62,942	$69,468	$358,987	$316,553
Commercial property	47,199	38,338	226,205	123,236
Personal lines property	31,460	46,112	104,200	211,641
Total Individual Risk premiums	$141,601	$153,918	$689,392	$651,430

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G. The Company has provided these financial measurements in previous investor communications and the Company’s management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.

The Company uses ‘‘operating income (loss)’’ as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. ‘‘Operating income (loss)’’ as used herein differs from ‘‘net income (loss) available (attributable) to common shareholders,’’ which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized gains and losses on investments. In addition, the Company’s management believes that ‘‘operating income (loss)’’ is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s investment portfolio, which is not considered by management to be a relevant indicator of business operations. The Company also uses ‘‘operating income (loss)’’ to calculate ‘‘operating income (loss) per common share’’ and ‘‘operating return on average common equity, annualized.’’ The following is a reconciliation of: 1) net income (loss) available (attributable) to common shareholders to operating income (loss) available (attributable) to common shareholders; 2) net income (loss) available (attributable) to common shareholders per common share to operating income (loss) available (attributable) to common shareholders per common share; and 3) return on average common equity, annualized to operating return on average common equity, annualized:

	Three months ended		Twelve months ended
(In thousands of U.S. dollars, except for per share amounts)	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net income (loss) available (attributable) to common shareholders	$201,135	$(210,402)	$761,635	$(281,413)
Adjustment for net realized (gains) losses on investments	(2,489)	3,548	34,464	6,962
Operating income (loss) available (attributable) to common shareholders	$198,646	$(206,854)	$796,099	$(274,451)
Net income (loss) available (attributable) to common shareholders per common share (1)	$2.78	$(2.97)	$10.57	$(3.99)
Adjustment for net realized (gains) losses on investments (1)	(0.04)	0.05	0.48	0.10
Operating income (loss) available (attributable) to common shareholders per common share – diluted (1)	$2.74	$(2.92)	$11.05	$(3.89)
Return on average common equity, annualized	33.7%	(45.0%)	36.3%	(13.6%)
Adjustment for net realized (gains) losses on investments	(0.4%)	0.8%	1.6%	0.3%
Operating return on average common equity, annualized	33.3%	(44.2%)	37.9%	(13.3%)

(1)	In accordance with FAS 128, earnings per share calculations use average common shares outstanding – basic, when in a net loss position.

The Company has also included in this Press Release ‘‘managed catastrophe premiums’’ and ‘‘managed catastrophe premiums, net of fully-collateralized joint ventures.’’ ‘‘Managed catastrophe premiums’’ is defined as gross catastrophe premiums written by Renaissance Reinsurance and its related joint ventures, excluding catastrophe premiums assumed from the Company’s Individual Risk segment. ‘‘Managed catastrophe premiums’’ differ from total catastrophe premiums, which the Company believes is the most directly comparable GAAP measure, due to the inclusion of catastrophe premiums written on behalf of the Company’s joint venture Top Layer Re, which is accounted for under the equity method of accounting and the exclusion of catastrophe premiums assumed from the Company’s Individual Risk segment. ‘‘Managed catastrophe premiums, net of fully-collateralized joint ventures’’ differ from total catastrophe premiums, which the Company believes is the most directly comparable GAAP measure, due to: 1) the inclusion of catastrophe premiums written on behalf of the Company’s joint venture Top Layer Re, which is accounted for under the equity method of accounting; 2) the exclusion of catastrophe premiums assumed from the Company’s Individual Risk segment; and 3) the deduction of catastrophe premiums that are written by the Company and ceded directly to the Company’s fully-collateralized joint ventures which include Starbound Reinsurance Ltd. and Timicuan Reinsurance Ltd. The Company’s management believes ‘‘managed catastrophe premiums’’ is useful to investors and other interested parties because it provides a measure of total catastrophe reinsurance premiums assumed by the Company through its consolidated subsidiaries and related joint ventures. The Company believes ‘‘managed catastrophe premiums, net of fully-collateralized joint ventures’’ is also a useful measure to investors and other interested parties because it provides a measure of total catastrophe reinsurance premiums assumed by the Company through its consolidated subsidiaries and related joint ventures, net of catastrophe premiums assumed from the Company’s Individual Risk segment and net of catastrophe premiums written directly on behalf of the Company’s fully-collateralized joint ventures.